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[Interleaf, Inc. Letterhead]

EXHIBIT 10(x)

                                                   Exhibit 10(X)
October 3, 1994


Ed Koepfler
315 Wilmington Court
Woodstock, IL 60098


Dear Ed,

It is with great pleasure that I confirm our offer to have you join Interleaf, Inc. as President and Chief Executive Officer. As discussed, we look forward to having you join the company November 8, 1994, or sooner if possible. We are enthusiastic about getting going and I know that I speak for the rest of the Directors and employees in welcoming you to the team.

The following outlines the elements of your package.

POSITION:
President, Chief Executive Officer and Member of the Board of Directors.

SALARY:
Base salary of $300,000 per year, subject to annual review by the Board of Directors.

BONUS:
Commensurate with Interleaf's current executive compensation plan. For the remainder of fiscal year 1995, ending March 31, 1995, we will guarantee your bonus at an annual level of $100,000, prorated for the amount of time you are with the company.

STOCK OPTIONS:
In order to help induce you to accept the offer of employment set forth in this letter, Interleaf will grant to you, on October 17, 1994, a stock option for the purchase of 350,000 shares of common stock of Interleaf, Inc. at an exercise price equal to the fair market value of the Interleaf common stock on such date. This option will vest over a four year period, and will automatically terminate if for any reason you fail to commence employment with Interleaf on or before November 8, 1994. It is agreed by you and by Interleaf that the grant of this stock option is an essential inducement to your accepting employment with Interleaf. In addition, executives' and key employees' stock options are evaluated and granted on an annual basis as part of our employee stock option program.



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BENEFITS:
Commensurate with Interleaf's benefit package for senior management, the company will provide complete health, dental, short and long term disability benefits, as well as life insurance in the amount of $500,000.

SEVERANCE:
In the event of termination for any reason but cause, we will provide one year of salary.

CHANGE OF CONTROL PROVISION:
In the event that the company is purchased at any time during your tenure, we will vest one-half of all unvested stock options at the time of the acquisition.

RELOCATION:
Since the company does not have a standard relocation package, we will move all of your personal belongings from Chicago to the Boston area, pay the standard sales commission on your current residence, and give you $15,000 to be used for closing costs and points in buying a new house, and incidentals such as drapes, storage of personal belongings prior to purchase of a new house, etc. With regards to interim housing, we will also find a suitable apartment for you and pay for it up to six months. Obviously, we ask that you spend our money as wisely as you would spend your own, since all of these expenses are reflected in the profit and loss statement of the company.

START DATE:
Per our conversation, we would expect you to resign your current position on or before October 16, 1994 and start at the company as soon as possible thereafter prior to November 8, 1994.

Ed, we are truly looking forward to your joining Interleaf, Inc. as Chief Executive Officer and leading the company over the next several years. We believe that while there are challenges ahead, we offer an outstanding opportunity to build a premiere software organization. Assuming these terms and conditions are acceptable to you, please sign in the appropriate spot below and return this to Joan Harrington at the company.

Sincerely,
                                                  Fred Bamber
                                                  Board of Directors

/s/ Fred Bamber
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ACCEPTED BY:


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/s/ Ed Koepfler                                   October 6, 1994
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Ed Koepfler                                       Date



CC:  David A. Boucher, Chairman
David Mazza, Mazza and Riley



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